Exhibit 10.9

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
X
In re	:
	:	Chapter 11 Case No.
Allegiance Telecom, Inc., et al.,	:	03-13057 (RDD)
:
Debtors.	:	Jointly Administered
X
SETTLEMENT AGREEMENT AND MUTUAL RELEASE
          THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Agreement”) is made this 21st day of October 2008, among XO Holdings, Inc., V&K Holdings, Inc. (“V&K”) and their affiliates (collectively, “XO” or “Plaintiff”), on the one hand, and Allegiance Telecom Liquidating Trust (the “ATLT”) and Eugene I. Davis, solely in his capacity as Plan Administrator for the ATLT (“Davis,” together with the ATLT, the “Defendants”), on the other hand (collectively, the “Parties”).
WHEREAS:
     A. On May 14, 2003, Allegiance Telecom, Inc. (“ATI”), together with its direct and indirect subsidiaries (collectively, the “Debtors”) filed with this Court, voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), styled In re Allegiance Telecom, Inc. et al., Case No. 03-13057 (RDD) (the “Chapter 11 Cases”).
     B. On February 18, 2004, XO and the Debtors entered into a certain Asset Purchase Agreement (the “APA”) providing for the sale of assets to XO, which APA was approved by an Order of the Bankruptcy Court, dated February 20, 2004.

     C. On June 10, 2004, the Bankruptcy Court entered its Findings of Fact, Conclusions of Law, and Order (the “Confirmation Order”) Confirming Debtors’ Third Amended Joint Plan of Reorganization (the “Plan”), which became effective on June 23, 2004 (the “Plan Effective Date”).
     D. In accordance with the terms of the Plan and the Confirmation Order, on the Plan Effective Date, the ATLT was created. Pursuant to the Plan, Eugene I. Davis was appointed as the plan administrator (the “Plan Administrator”) for the ATLT.
     E. The ATLT is the successor to the rights of the Debtors, and the ATLT and the Plan Administrator have the authority to, among other things, perform the duties, exercise the powers and assert the rights of a trustee under sections 704 and 1106 of the Bankruptcy Code.
     F. Pursuant to the Plan and a certain Liquidating Trust Agreement between the Debtors and XO, the Plan Administrator is to be directed and overseen by a three member board of directors (collectively, the “ATLT Board”) and pursuant to a Stipulation and Order signed on June 23, 2004 Settling Certain Disputes between Allegiance Telecom, Inc., Allegiance Telecom Company Worldwide, the Creditors Committee1 and XO Communications, Inc. (the “ATLT/XO Plan Stipulation”), one of the members of the ATLT Board, Mr. Robert Fischer, was designated by XO (the “XO Designee”).

[1]	Terms used but not defined herein shall have the meanings ascribed to them in the Plan.

     Plan Distributions
     G. The Plan provided that each Holder of an ATI Unsecured Claim could make a Cash Recovery Election “to receive [a certain] Cash Recovery in lieu of receiving its pro rata share of the ATLT “A” Trust Interests or ATLT “B” Trust Interests, as applicable, that would otherwise be distributed to such Holder in accordance with ... the Plan, as applicable.”
     H. ATLT “A” Trust Interests represent the proceeds of the XO Common Stock, which the ATLT represents and warrants were completely liquidated by the ATLT; ATLT “B” Trust Interests represent the ATLT’s ownership of certain New STFI Common Stock, which the ATLT represents and warrants has been fully distributed to the Holders of Allowed Claims associated with an ATLT “B” Trust Interest recovery election, net of required reserves; and the ATLT “C” Trust Interests represent the ATLT’s ownership of the ATLT Assets, other than the XO Common Stock and the New STFI Common Stock.
     I. The Plan provides that each Holder of an Allowed ATI Note Claim, who neither made nor was deemed to have made the Cash Recovery Election, is to receive a pro rata distribution of, among other things, ATLT “A” and “B” Trust Interests. In addition, each Holder of an Allowed ATI Note Claim will receive its pro rata share of ATLT “C” Trust Interests.
     The ATLT “A” Trust Interest Distributions
     J. The initial ATLT “A” Trust Distribution payable to XO and/or V&K in respect of their ATI Note Claims (the “XO/V&K Note Claims”) is $27,570,645.54 (the “Initial XO/V&K Distribution”). The ATLT represents and warrants that $274,300.79 of interest accrued on the Initial XO/V&K Distribution through September 30, 2008 (the “Initial XO/V&K Interest”) and that the Initial XO/V&K Distribution will be held in a separate interest bearing escrow account through the Effective Date (as defined below). Any interest accruing after September 30, 2008 will be paid to XO on the Effective Date (the “Stub Interest”).
     K. Pursuant to authority granted to it by section 7.7 of the Plan and applicable law, the ATLT has offset its claims against XO as well as interest thereon against the Initial XO/V&K Distribution (the “ATLT Setoff”).
     L. As a result of the ATLT Setoff, XO has not received the Initial XO/V&K Distribution.
     The ATLT “B” Trust Interest Distributions
     M. Consistent with provisions of the Plan, on or about April 25, 2007, the ATLT made Distributions in respect of the ATLT “B” Trust Interests to Holders of Allowed Unsecured Claims (the “April 2007 ATLT Distribution”).
     N. On August 30, 2007, XO filed its motion to, among other things, compel the ATLT to make required Plan Distributions, on the grounds, among others, that the April 2007 ATLT Distribution to XO’s broker was a Cash Recovery Distribution, not a Distribution of ATLT “B” Trust Interests representing New STFI Common Stock, contrary to the terms of the ATLT/XO Plan Stipulation, which confirmed the Plan Distribution elections made by XO’s broker (the “XO Motion to Compel”).
     O. On February 7. 2008, the Court (a) entered an Order, overruling an objection filed by Reorganized STFI and granting XO’s Motion for entry of a negotiated Stipulation and Order granting the XO Motion to Compel [Docket No. 2573] (the “Motion to Approve B Trust Stipulation”) and (b) entered a stipulation and order negotiated between XO and the

ATLT, granting the XO Motion to Compel [Docket No. 25741 (the “B Trust Stipulation”, and collectively with the Motion to Approve B Trust Stipulation, the “February 2008 Orders”).
     P. The B Trust Stipulation, among other things, (a) held that XO and/or V&K elected to receive ATLT Trust Interests, not a Cash Recovery, on account of their ATI Note Claims holdings and (h) required Shared Technologies Inc. (“Reorganized STFI”) to distribute New STFI Common Stock to XO in lieu of the Cash. Recovery previously distributed for XO’s broker.
     Q. On February 19, 2008, Reorganized STFI appealed the February 7, 2008 Orders (the “STFI Appeal”) and filed a motion seeking a stay of the February 7, 2008 Orders pending the STFI Appeal (the “STFI Stay Motion”). The STFI Appeal, styled Shared Technologies Inc., Appellant, v. Allegiance Telecom Liquidating Trust, XO Holdings, Inc. and Merrill Lynch, Pierce, Fenner & Smith, Appellees, Case Nos. 08-CV-3050, 08-CV-3051 (LAK), is pending before the United States District Court for the Southern District of New York.
     R. On March 25, 2008, the Bankruptcy Court entered an Order (a) denying the STFI Stay Motion, (b) directing STFI to issue the New STFI Common Stock to XO required by the February 7, 2008 Orders, and (c) directing STFI to include a legend in such stock stating that such stock would be subject to cancellation in the event that Reorganized STFI prevailed in the STFI Appeal (the “Denial of STFI Stay Order”). In accordance with the Denial of STFI Stay Order and the B Trust Stipulation, Reorganized STFI issued to XO 188.22 shares of Reorganized STFI Common Stock (the “XO STFI Stock”).
     S. The STFI Appeal, and thus a final determination as to XO’s ownership interest in the XO STFI Stock, remains pending.

     XO and ATLT Litigations
     T. On or about August 6, 2004, XO filed the Request of XO Communications, Inc. for Payment of Amounts Constituting Either (1) Administrative Expenses, or (2) XO’s Cash [Docket No. 1625] (the “Administrative Expense Motion”).
     U. On November 24, 2004, the ATLT filed its (A) Amended Objection to Request of XO Communications, Inc., for Payment of Amounts Constituting Either (1) Administrative Expenses, or (2) XO’s Cash and (B) Motion for Payment of Amounts Owed Under Asset Purchase Agreement and Related Transaction Documents [Docket No. 1936] (the “Objection to Administrative Expense Motion,” together with the Administrative Expense Motion and the related trial and other litigation proceedings, the “Chapter 11 Litigation”).
     V. This Court held a trial (the “Trial”) with respect to the Administrative Expense Motion and the ATLT’s objection and counterclaim thereto, which Trial commenced on May 2, 2005 and concluded on May 5, 2005.
     W. On February 2, 2007, the Bankruptcy Court entered its (i) Corrected Memorandum of Decision on XO’s Motion for Payment of Administrative Expenses or XO’s Claimed Cash and Related Disputes Pertaining to Asset Purchase Agreement [Docket No. 2419], In re Allegiance Telecom, Inc., 356 B.R. 93 (Bankr. S.D.N.Y. 2006) (the “Corrected Memorandum Decision”), and (ii) Corrected Order Pursuant to Memorandum of Decision on XO’s Motion for Payment of Administrative Expenses or XO’s Claimed Cash and Related Disputes Pertaining to Asset Purchase Agreement [Docket No. 2420] (the “2007 Litigation Order”).
     X. Pursuant to the 2007 Litigation Order, the Court stayed the Chapter 11 Litigation with respect to certain disputes, and the Parties commenced an accounting proceeding (the “Accounting Proceeding”) before Alvarez & Marsal Dispute Analysis & Forensic Services, Inc. (the “Accounting Referee”) to resolve such disputes on June 12, 2007, which proceeding remains pending.
     Y. On or around August 31, 2007, XO also commenced an adversary proceeding against the Defendants pending in the Bankruptcy Court captioned, as subsequently amended, XO Holdings, Inc. v. Allegiance Telecom Liquidating Trust and Eugene I. Davis, solely in his capacity as trustee or “Plan Administrator” for the Trust, Index No. 07-02002 (RDD) (the “Adversary Proceeding”) with respect to certain other disputes.
     Z. The Parties, without acknowledging the existence of any liability in the Chapter 11 Litigation, Accounting Proceeding, Adversary Proceeding (collectively, the “Litigations”), or the Chapter 11 Cases (collectively, with the Litigations, the “Allegiance Proceedings”), desire to settle and compromise their differences and avoid the expense and inconvenience of further litigation in the Allegiance Proceedings pursuant to the terms set forth herein.
          NOW, THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I
PAYMENTS AND XO STFI STOCK REPURCHASE
     A. Payment Of ATLT “A” Trust Interest Distribution. The ATLT shall pay to XO $27,844,946.33 in full satisfaction of the Initial XO/V&K Distribution and the Initial XO/V&K Distribution Interest (the “A Trust Interest Distribution Payment”).
     B. Payment of Remaining Plan Distributions. The ATLT expects, concurrently with the Effective Date, to make cash Distributions to the Debtors’ Allowed Unsecured Claim Holders. The ATLT expects that XO will be entitled to a Distribution of $13,506,764.57, representing the approximate Distribution payable to XO and/or V&K in respect of their Claims, (i) without any reduction in such Distribution arising as a result of the ATLT “A” Trust Interest assets necessary to fund the ATLT’s repurchase of the XO STFI Stock further described in Article I.C., and (ii) net of required reserves (the “Remaining Trust Distribution Payments,” together with the A Trust Interest Distribution Payment, the “ATLT Settlement Distribution Payments”). With respect to XO’s and/or V&K’s Claims, XO and/or V&K shall continue to participate on a pro-rata basis in any future distributions by the ATLT to Allowed Claim Holders of any kind or character in respect of the ATLT “A” Trust Interest and ATLT “C” Trust Interests associated with XO’s Allowed Claims, provided, however, that XO shall not receive any Distribution of any of the Reorganized STFI Common Stock purchased by the ATLT from XO and/or V&K pursuant to Article I.C., below. The ATLT hereby represents and warrants that the ATLT Settlement Distribution Payments have been calculated in the same fashion as all other Plan Distributions to Allowed Claim Holders. For the avoidance of doubt, the ATLT shall no longer be required to maintain any reserves in respect of XO’s and/or V&K’s Claims, whether in the Disputed Claims Reserve or otherwise.

     C. ATLT’s Repurchase of the XO STFI Stock. In order to facilitate the repurchase of the XO STFI Stock and redistribution of such stock to Allowed Unsecured Claim Holders that elected ATLT “A” Trust Interest recoveries: (a) the ATLT shall repurchase all of the XO STFI Stock in exchange for a payment of $18,942,785.48 (the “ATLT Repurchase Payment”); (b) the ATLT shall redistribute the XO STFI Stock, pro rata, to each beneficial Holder of an Allowed Unsecured Claim, other than XO and/or V&K, that elected to receive ATLT “A” Trust Interests in lieu of the Cash Recovery (“A Trust Electors”), as (x) determined in accordance with the (i) Order Granting Motion of the Allegiance Telecom Liquidating Trust for an Order Setting Distribution Record Date and Authorizing Procedures for Distributions to Certain Holders of Allowed ATI Note Claims, entered October 16, 2007 [Docket No. 2536] and (ii) Final. Order Granting Motion of the Allegiance Telecom Liquidating Trust for an Order Setting Distribution Record Date and Authorizing Procedures for Distributions to Certain Holders of Allowed ATI Note Claims, entered November 16, 2007 [Docket No. 2547] and (y) updated by the ATLT in accordance with instructions received from such A Trust Electors and reconciled by the ATLT, provided, however, that A Trust Electors entitled to less than one full share of the XO STFI Stock will receive cash in lieu of their pro rata XO STFI Stock at a value equivalent to the value paid to XO for the XO STFI Stock; (c) XO shall interpose no objection to any of the foregoing and will use its reasonable efforts to cooperate with the ATLT in effecting any and all actions necessary to effect the foregoing repurchase, including, without limitation, upon delivery to XO of the ATLT Net Settlement Payment, delivering to the ATLT stock certificates representing such XO STFI Stock, together with stock powers endorsed in blank within four (4) business days of the Effective Date; and (d) Reorganized STFI shall execute and file a stipulation of dismissal of the STFI Appeal pursuant to the terms and conditions in Article II.B, below.
     D. Litigation Settlement Payments.
          1. XO shall pay to the ATLT $2,897,591.77 (the “XO Litigation Settlement Payment”), which amount includes pre-judgment interest, and also includes the amount of certain tax refunds (the “Tax Refunds”), in full satisfaction of all of the Parties’ respective claims and counterclaims in any and all of the Litigations.
          2. Certain refund checks (“Tax Refund Checks”) from the United States Treasury and various state taxing authorities were issued in the name of ATI and certain of its subsidiaries. The ATLT shall use its reasonable efforts, and shall take all reasonably necessary actions and sign all relevant documents, to request such taxing authorities to reissue the Tax Refund Checks in XO’s name in the aggregate amount of $558,605, or if that cannot be accomplished, in the name of the original payee (or its successor). If the ATLT receives any reissued Tax Refund Check, it will promptly assign such check to XO.
     E. Timing of the Settlement Payments. Within four (4) business days after the Approval Order entered by the Bankruptcy Court has become a Final Order, the ATLT shall make a payment to XO in the amount of the Stub Interest, plus $57,396,904.61 (the “ATLT Net Settlement Payment”), which amount represents the sum of the amount of the (a) ATLT Settlement Distribution Payments and (b) ATLT Repurchase Payment, less (c) the amount of the XO Litigation Settlement Payment.

ARTICLE II
RELEASES AND TERMINATION OF LITIGATION
     A. Stipulations of Discontinuance. Within four (4) business days of the Effective Date (as defined below) of this Agreement:
          1. The Parties shall, through their attorneys, execute and file with the Clerk of the United States Bankruptcy Court for the Southern District of New York a Stipulation of Dismissal with Prejudice and Without Costs of the Adversary Proceeding, in the form attached as Exhibit A, by which the Adversary Proceeding, including all the claims and counterclaims filed by the Parties, shall be dismissed with prejudice and without cost.
          2. The Parties shall, through their attorneys, jointly notify in writing the Accounting Referee that the Parties have discontinued the Accounting Proceeding.
     B. Dismissal of STFI Appeal. Within four (4) business days of the Effective Date of this Agreement, the parties to the STFI Appeal, through their attorneys, execute and file with the Clerk of the United States District Court for the Southern District of New York a Stipulation of Dismissal of the Appeal with Prejudice and Without Costs, in the form attached as Exhibit B, by which the STFI Appeal shall be dismissed with prejudice and without cost.
     C. Mutual Releases. Upon the Effective Date of this Agreement:
          1. Plaintiff, on behalf of itself and each and all of its past and present heirs, success predecessors, assigns, affiliates, officers, directors, employees, shareholders, partners, members, managers, proprietors, advisors, attorneys, representatives and agents, and Mr. Robert Fischer (collectively, the “XO Entities”), hereby release, acquit and forever discharge Defendants and Reorganized STFI and each and all of their respective past and present heirs, successors, predecessors, assigns, affiliates, officers, directors, employees, shareholders, partners, members, managers, proprietors, advisors, attorneys, representatives and agents, whether in their official or individual capacities, or otherwise (collectively, the “ATLT Releasees”) from any and all claims, including, without limitation, any Claims, as defined under the Plan, counterclaims, demands, causes of actions, liabilities, contracts, agreements, promises, obligations or defenses of any kind whatsoever, whether based on tort, contract, or any other theory of recovery, and whether for general, special, compensatory, punitive or any other damages, whether asserted or unasserted, direct or indirect, derivative, known or unknown, now arising or which hereafter may arise, based in full or in part, on any matter, fact or thing, occurring from the beginning of time to the date hereof, which any of the XO Entities have or may have against any or all of the ATLT Releasees, for any reason whatsoever, arising from or in any way related to the APA, the Plan, the Liquidating Trust Agreement or any of the Allegiance Proceedings, and further agrees that this Agreement may be pleaded and shall serve as a full defense to any action, suit or other proceeding covered by the terms of this Agreement which is or may be initiated, prosecuted or maintained, provided, however, that the foregoing releases shall not limit XO’s rights under this Agreement or to continuing Plan Distributions, if any, set forth in Article I.B., above.
          2. Defendants and Reorganized STFI, on behalf of themselves and each and all of their respective past and present heirs, successors, predecessors, assigns, affiliates, officers, directors, employees, shareholders, partners, members, managers, proprietors, advisors, attorneys, representatives and agents (collectively, the “ATLT Entities”) hereby release, acquit and forever discharge each and all of the XO Entities, whether in their official or individual capacities, or otherwise (the “XO Releasees”) from any and all claims, including, without limitation, any Claims, as defined under the Plan, counterclaims, demands, causes of actions, liabilities, contracts, agreements, promises, obligations or defenses of any kind whatsoever, whether based on tort, contract, or any other theory of recovery, and whether for general, special, compensatory, punitive or any other damages, whether asserted or unasserted, direct or indirect, derivative, known or unknown, now arising or which hereafter may arise, based in full or in part, on any matter, fact or thing, occurring from the beginning of time to the date hereof, which any of the ATLT Entities have or may have against any or all of the XO Releasees for any reason whatsoever, arising from or in any way related to the APA, the Plan, the Liquidating Trust Agreement or any of the Allegiance Proceedings, and further agrees that this Agreement may be pleaded and shall serve as a full defense to any action, suit or other proceeding covered by the terms of this Agreement which is or may be initiated, prosecuted or maintained, provided, however, that the foregoing releases shall not limit the ATLT’s or Reorganized STFI’s rights under this Agreement.
          3 The XO Entities and the ATLT Entities expressly waive any right and/or benefit conferred upon them by Section 1542 of the California Civil Code with respect to the claims being released by this Agreement, and expressly consent that this Agreement shall be given full force and effect according to all of its terms, including those terms relating to unknown and unsuspected claims, if any, as well as those terms relating to any other claims. Section 1542 provides:
A GENERAL RELEASE DOES NOT EXTEND TO THE CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

ARTICLE III
REMOVAL OF XO DESIGNEE FROM ATLT BOARD
          Removal of XO Designee from ATLT Board. Upon the Effective Date, and without any further action by any of the Parties or Mr. Robert Fischer, (a) Mr. Robert Fischer shall be deemed to vote to amend the requirement contained in section 2.02 of the Liquidating Trust Agreement that three directors serve on the ATLT Board, such that the ATLT Board will be comprised of only two directors for the remaining duration of the ATLT and (b) Mr. Robert Fischer shall be deemed to have resigned from the ATLT Board, and XO shall no longer have any right to an XO Designee to the ATLT Board, as previously provided by the ATLT/XO Plan Stipulation.
ARTICLE IV
APPROVAL
     A. Subject to the provisions of section (C) below, this Agreement is contingent upon (a) the entry of a Final Order of the Bankruptcy Court approving this Agreement, in substantially the form attached hereto as Exhibit C, with only such modifications as are approved by the Parties in their sole discretion (the “Approval Order”), and (b) the occurrence of the Effective Date as such term is defined immediately below in Section B. For purposes of this Agreement, the term “Final Order” shall mean an order that has not been stayed, reversed, amended or vacated, and as to which no appeal or petition for review, reconsideration, rehearing or certiorari has been taken by the deadline therefor or, if taken, remains pending.
     B. The “Effective Date” of this Agreement shall be the date of the first business day on which the following conditions have been and remain satisfied:
          1. the Approval Order has become a Final Order; and

          2. the ATLT Net Settlement Payment has been received by XO.
     C. Within ten (10) business days after the execution of this Agreement, the ATLT shall file in the Bankruptcy Court a motion seeking approval of this Agreement, which motion shall be in form and substance reasonably acceptable to XO, and which shall attach the proposed Approval Order. ATLT shall serve a copy of the motion, and any exhibit or attachment thereto, on all parties entitled to receive notice under the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, or any applicable local rule, including without limitation on XO. ATLT and XO shall thereafter use their best efforts to obtain entry of the Approval Order as a Final Order and any and all other approvals and orders as may be necessary or appropriate for the consummation of this Agreement as soon as practicable.
     D. In the event that the Bankruptcy Court declines to enter the Approval Order, this Agreement shall be null and void and all of the rights, claims and defenses, obligations and liabilities of each of the Parties immediately prior to the execution of this Agreement shall be restored to the status quo ante.
ARTICLE V
MISCELLANEOUS
     A. No Admission of Liability. The Parties understand and agree that the Agreement is only a compromise in settlement of disputed claims and shall not be construed as an admission of liability.
     B. Representations and Warranties. Each of the Parties hereto represents and warrants that, subject to the entry of the Approval Order as a Final Order, (a) it has taken all actions necessary and otherwise has full authority to execute this Agreement and any other documents incident thereto and to perform all of its obligations set forth herein; (b) the performance of such obligations shall not conflict with any other agreements to which it is a party or by which it is bound; and (c) it intends this Agreement to be legal, valid and binding upon it.
     C. Construction. The headings in this Agreement are inserted for convenience and identification only and shall not be considered in the interpretation of this Agreement. This Agreement represents the bargained-for agreement of the Parties resulting from negotiation among them. Therefore, the Agreement shall he construed as if prepared by all Parties jointly, and not in favor of any one Party and thus no rule of construction requiring interpretation against the drafting Party hereof shall apply in the interpretation of this Agreement. If any provision of this Agreement is held by a court or regulatory agency of competent jurisdiction to be unenforceable, the balance of this Agreement shall remain in full force and effect and shall not be affected unless removal of the unenforceable provision results in a material change to this Agreement, in which case the Parties shall negotiate in good faith to reform this Agreement in a manner which retains the respective economic benefits of the Parties.
     D. Legal Fees and Costs. The Parties shall pay their own respective costs and attorneys’ fees incurred with respect to the Allegiance Proceedings and this Agreement.
     E. Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter addressed herein and supersedes any prior written and/or verbal agreement between the Parties, and shall be binding upon, and inure to the benefit of each and all of the Parties and their respective heirs, successors and assigns.
     F. Amendments. This Agreement may not be orally modified. This Agreement may only be modified in a writing signed by all of the Parties.

     G. Waiver and Modification. The failure of a Party to insist, in any one or more instances, upon the strict performance of any of the covenants of this Agreement, or to exercise any option herein contained, shall not be construed as a waiver, or a relinquishment for the future, of such covenant or option, but the same shall continue and remain in full force and effect.
     H. Jurisdiction. The Bankruptcy Court shall retain exclusive jurisdiction to resolve any disputes between the Parties arising with respect to the enforcement of this Agreement.
     I. New York Law. The Parties understand and agree that this Agreement shall be construed and interpreted in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.
     J. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
     K. Good Faith Performance. The Parties shall act in good faith and consistent with the intent of this Agreement in the performance of their obligations under this Agreement. Without limiting the generality of any provisions of this Agreement, the Parties agree to perform all further acts and execute and deliver all documents as may be reasonably necessary to give effect to or confirm the effectiveness of the provisions of this Agreement. Nothing contained herein shall limit or abridge XO’s obligation to provide the ATLT with access to certain records pursuant to section 6.5(b) of the APA.

     L. Counterparts and Facsimile Signature. This Agreement may he executed in one or more counterparts, all of which shall he considered one and the same document as if all Parties had executed a single original document. This Agreement may he executed by facsimile copy and each signature thereto shall be and constitute an original signature, again as if all Parties had executed a single original document.
Dated: New York, New York
October 21, 2008

XO HOLDINGS, INC.		ALLEGIANCE TELECOM LIQUIDATING TRUST

By:	/s/ Simone Wu	By:	/s/
	Title: SVP, General Counsel		Title: Plan Administrator

V&K HOLDINGS, INC.

By:	/s/ Simone Wu	EUGENE I. DAVIS, SOLELY IN HIS CAPACITY AS TRUSTEE OR “PLAN ADMINISTRATOR” FOR THE ALLEGIANCE TELECOM LIQUIDATING TRUST
Title: SVP, General Counsel

SHARED TECHNOLOGIES, INC., JOINS IN THIS AGREEMENT SOLELY TO AGREE TO DISMISS ITS APPEAL, AS PROVIDED IN ARTICLE II.B AND FOR PURPOSES OF THE RELEASES PROVIDED FOR IN ARTICLE II.C.		/s/
ROBERT FISCHER, JOINS IN THIS AGREEMENT SOLELY TO AGREE TO THE PROVISIONS OF ARTICLE III.B.

By:	/s/	By:	/s/
	Title: General Counsel		Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH, JOINS IN THIS AGREEMENT SOLELY TO CONSENT TO THE DISMISSAL OF THE APPEAL, AS PROVIDED IN ARTICLE II.B

By:	/s/
Title: Counsel

18